[Execution Copy]

Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into between Solera Holdings, Inc., including all direct and indirect subsidiaries and affiliated entities (collectively “Company” or “Employer”) and Tony Aquila (“you”). This Agreement is effective as of June 6, 2011 (“Effective Date”).

The collective consideration for your obligations under this Agreement, each component of which you specifically acknowledge both the receipt and sufficiency thereof as consideration, include: (1) your continued employment with the Company; (2) your continued and new access to and receipt of the Company’s confidential information and trade secrets related to the Company’s business and its clients; and (3) the Special Long-Term Award set forth in Section 5.7. Accordingly, you and the Company agree as follows:

1. Scope of Agreement. You are among the parties to the Second Amended and Restated Senior Management Agreement made as of January 28, 2008, and as amended from time to time (the “Management Agreement”). This Agreement supersedes in its entirety the provisions of Sections 6, 7 and 8 of the Management Agreement, “Provisions Relating to Employment,” as of the Effective Date but shall not supersede or otherwise modify any other provisions or obligations set forth in the Management Agreement including but not limited to your benefits pursuant to Section 2 of the Management Agreement (the “Management Agreement Benefits”); provided, however, that this Agreement shall not affect the rights or obligations of any party to the Management Agreement other than you, the Company or Solera, Inc.; and provided, further, that should any provision of this Agreement be inconsistent with any provision of the Management Agreement, the terms of this Agreement shall prevail.

2. Position and Duties. You will continue to be employed by the Company as its President and Chief Executive Officer until termination pursuant to Section 6 of this Agreement or your Disability (as defined in Section 9.3) or death (the “Employment Period”). You will report directly to the Board of Directors of the Company (the “Board”). You will have the normal duties, responsibility and authority implied by such position, subject to the power of the Board to expand such duties or limit such duties (subject to your rights as set forth in this Agreement, including your right to resign for Good Reason as set forth herein) and subject to the rights of the Board to exercise its fiduciary duties in its role as the Board of Directors of the Company.

3. Exclusive Service. You will devote your reasonable efforts and full business time and attention to the business and affairs of Employer (including Subsidiaries); provided that you may serve on the boards of directors of purely philanthropic or civic organizations, or on the board of directors of one other company that is not competitive with the business of the Company or any Subsidiary (“Corporate Boards”), in each case only to the extent such service or participation does not interfere with your employment or duties under this Agreement. You may serve on the board of directors of additional companies that are not competitive with the business of the Company or any Subsidiary to the extent such service or participation does not interfere with your employment or duties under this Agreement and that you have advised the Board prior to commencing, and the Board has consented (which consent shall not be unreasonably withheld) to, such additional Corporate Board service.

4. At-Will Employment. You and Employer understand and acknowledge that your employment with Employer constitutes “at-will” employment, and the employment relationship may be terminated by the Employer or you at any time, with or without cause and with or without notice, subject to the provisions of this Agreement.

5. Compensation and Benefits.

5.1 Base Salary. During the Employment Period, Employer shall pay you a monthly salary of $61,666.67 (annualized to $740,000), which may be increased from time to time by the Board and, except pursuant to across-the-board salary reductions affecting other senior executives of the Employer, may not be decreased (when annualized, the “Annual Base Salary”). The Annual Base Salary will be payable in accordance with Employer’s normal payroll practices, with such deductions and withholdings as are required by law.

5.2 Bonus. During the Employment Period, you will be eligible to receive a short-term cash bonus under the Company’s Annual Business Incentive Plan or other similar bonus plan adopted by the Board or the Board’s Compensation Committee (an “Annual Bonus”) in an amount targeted on an annual basis at 100% of your Annual Base Salary (or such higher amount for any fiscal year as may be determined by the Board’s Compensation Committee from time to time) (the “Bonus Opportunity”), based upon your or the Company’s (and its Subsidiaries’) attainment of one or more performance objectives established by the Board. Employer will pay your Annual Bonus, if any, subject to approval of the Board’s Compensation Committee, during the first two and one-half months following the end of the fiscal year to which such Annual Bonus relates.

5.3 Long-Term Incentive Compensation. You have previously received, and during the Employment Period, you will be eligible to receive as determined by the Compensation Committee, on the basis generally applicable to the other senior executive officers of the Employer, long-term incentive (“LTI”) compensation under the Company’s equity-based or other long-term incentive compensation plans (“LTIC Awards”). LTIC Awards may be cash-based or exercisable for or to be settled in or based upon shares of the Company’s common stock, including but not limited to: stock options; restricted stock units; restricted stock; or performance share units. LTIC Awards shall otherwise be subject to the terms and conditions of the Company’s long-term incentive compensation plans and the applicable award agreement thereunder.

5.4 Employee Benefits. You shall be eligible to participate in all employee benefit plans and arrangements, including, but not limited to, medical, dental, vision, life insurance and disability insurance benefits and arrangements and 401(k) plan, as are made available by Employer to its other senior executives, subject to the terms and conditions thereof.

5.5 Vacation. You will be entitled to paid vacation and holidays pursuant to the terms of Employer’s vacation policy as may exist from time to time.

5.6 Business Expenses. You will be reimbursed for all reasonable, out-of-pocket business, travel, marketing, entertainment and other similar expenses incurred in the performance of your duties on behalf of Employer or its Subsidiaries, provided that such expense reimbursement claims are supported by relevant documentation and are made in accordance with Employer’s expense policies.

5.7 Special Long-Term Award. On or promptly after the Effective Date, you will be granted a special long-term award (“Special LTIC Award”) having performance-based vesting and other terms and provisions as set forth in the award agreement that has been provided to you.

6. Termination and Change in Control.

6.1 Termination for Any Reason. Upon termination of your employment with Employer for any reason and in addition to any benefits you are entitled to pursuant to Employer’s compensation or benefit plans, you will receive payment for all accrued and unpaid salary and vacation through the date of termination.

6.2 Termination Without Cause or Resignation for Good Reason. Except as provided in Section 6.3, if your employment with the Company is terminated without Cause (as defined in Section 9.1) or you resign for Good Reason (as defined in Section 9.4), Employer (i) (A) will pay you ratably in equal monthly installments over 18 months an aggregate dollar amount equal to 3.0 times your Annual Base Salary in effect immediately prior to your termination of employment or the occurrence of Good Reason (whichever is higher); and (B) will pay for or reimburse all of your premiums for continuing your health care coverage and the coverage of your dependents who are covered at the time of your termination or resignation, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for a period ending on the earlier of the date that is eighteen (18) months after the date of termination or resignation or the date on which you become eligible to be covered by the health care plans of another employer; provided, however, that any Employer obligation under clause (B) requires that you timely elect COBRA continuation coverage as required by applicable law (collectively, “Severance Payments”) and (ii)(A) in the case of any unvested LTIC Awards under the Company’s 2007 Long-Term Equity Incentive Plan, 2008 Omnibus Incentive Plan or otherwise (“Unvested Awards”) subject to time-based vesting, you will immediately vest in, and options shall become exercisable or cash or shares will be settled or distributed with respect to that portion of each such LTIC Award scheduled to vest within twelve (12) months following the date of termination, and (B) in the case of Unvested Awards subject to performance-based vesting, you will vest in, and options shall become exercisable, or cash or shares will be settled or distributed, as provided in the applicable LTIC Award agreement (“Section 6.2 Vesting”). Employer’s obligation to make Severance Payments or provide Section 6.2 Vesting is conditioned upon your execution and delivery to Employer of a release of claims in the form attached hereto as Exhibit A (“Release”) and such Release becoming effective in accordance with its terms, and, without the consent of the Board’s Compensation Committee, you may not receive or retain any cash paid or exercise or dispose of any equity compensation that becomes vested or exercisable as a result of Section 6.2 Vesting unless and until the Release has become effective. To the extent any LTIC Award agreement between the Company and you granting Unvested Awards to you contains provisions accelerating the vesting of such Unvested Awards upon a termination of your employment without Cause or a resignation for Good Reason that are more favorable to you than the Section 6.2 Vesting, then the vesting provisions of such equity award agreement shall govern such Unvested Awards. Employer will commence payment (or reimbursement, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) of the Severance Payments sixty (60) days following the termination of your employment, provided that prior to such date, the Release has become effective in accordance with its terms. The first payment will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of the preceding sentence, and the balance of the installments will be payable in accordance with the schedule set forth in the first sentence of this Section 6.2. In the event of your death prior to payment in full of the Severance Payments, the Company shall pay your estate the remaining unpaid Severance Payments.

6.3 Termination Following a Change in Control. If, at any time during the 24 month period following a Change in Control, your employment with the Company is terminated without Cause or you resign for Good Reason, Employer (i)(A) will pay you on the schedule set forth in Section 6.2 (i.e., ratably in equal monthly installments over a period of 18 months beginning sixty (60) days following such termination of employment (subject to the effectiveness of the Release as described below), and including the catch-up payment as described in Section 6.2 above) an aggregate dollar amount equal to the sum of (x) 2.0 times your Annual Base Salary in effect immediately prior to your termination of employment or the occurrence of Good Reason (whichever is higher), and (y) an aggregate dollar amount equal to 2.0 times the Bonus Opportunity in effect immediately prior to your termination of employment or the occurrence of Good Reason (whichever is higher), and (B) will pay for or reimburse all of your premiums for continuing your health care coverage and the coverage of your dependents who are covered at the time of your termination or resignation under the applicable provisions of COBRA for a period ending on the earlier of the date that is eighteen (18) months after the date of termination or resignation or the date on which you become eligible to be covered by the health care plans of another employer; provided however that any Employer obligation under clause (B) requires that you timely elect COBRA continuation coverage as required by applicable law (collectively,

“Change in Control Severance Payments”) and (ii) to the extent you have not already vested in any LTIC Awards due to the Change in Control, (A) in the case of unvested LTIC Awards subject to time-based vesting, you will immediately vest in, options shall become exercisable, or cash or shares will be settled or distributed, representing 100% of any Unvested Awards, and (B) in the case of Unvested Awards subject to performance-based vesting, you will vest in, and options shall become exercisable, or cash or shares will be settled or distributed, as provided in the applicable LTIC Award agreement (“Change in Control Vesting”). Employer’s obligation to make Change in Control Severance Payments or provide the Change in Control Vesting is conditioned upon your execution and delivery to Employer of a Release and such Release has become effective in accordance with its terms within 60 days following termination of your employment, and, without the consent of the Board’s Compensation Committee, you may not receive or retain any cash or exercise or dispose of any equity compensation that becomes vested or exercisable as a result of change in Control Vesting unless and until the Release has become effective. To the extent any LTIC Award agreement between the Company and you granting Unvested Awards to you contains provisions accelerating the vesting of such Unvested Awards upon a Change in Control that are more favorable to you than the Change in Control Vesting, then the Change in Control vesting provisions of such equity award agreement shall govern such Unvested Awards. Notwithstanding the installment payment schedule set forth above, if the Change in Control also satisfies Treas. Reg. § 1.409A-3(i)(5), the amount in clause (A) will instead be paid in a single lump sum payment within the 60-day period following the date your employment ends, after and if the Release has become effective or, if required by Section 10.2, on such later date as is provided under Section 10.2 provided that the Release has become effective. In the event of your death prior to payment in full of the Change in Control Severance Payments, the Company shall pay your estate the remaining unpaid Change in Control Severance Payments.

6.4 No Excise Tax Gross-Up; Possible Reduction in Parachute Payments. Notwithstanding any restrictions set forth in any Employer plan or arrangement, if any portion of your Severance Payments, Change in Control Severance Payments, Change in Control Vesting, the Management Agreement Benefits or any other payments in the nature of compensation provided to you (each, a “Payment”) constitutes “parachute payments” within the meaning of Section 280G of the Code and, but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your Payments will be payable either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the Excise Tax, in your receipt on an after-tax basis of the greater amount of Payments. Any reduction in the Payments pursuant to the preceding sentence shall be effected first by reducing or eliminating Severance Payments or Change in Control Severance Payments, as applicable, and then by reducing or eliminating the Management Agreement Benefits and Change in Control Vesting, and then by reducing other compensation and benefits. Such reductions shall be allocated pro rata between amounts that are subject to Section 409A of the Code and amounts that are not subject to Section 409A of the Code. Any determination required under this Section 6.4 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and Employer for all purposes. For purposes of making the calculations required by this Section 6.4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Employer and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.4. Employer shall bear all costs and fees of the Accountants in connection with any calculations contemplated by this Section 6.4.

6.5 Indemnification; Insurance. During your employment and thereafter, the Company shall, on the same basis as is provided for the Company’s continuing officers and directors from time to time, indemnify and hold you harmless against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were a director, officer, employee or agent of the Company or any Subsidiary, whether asserted or claimed prior to, at or after the date of your termination of employment, to the fullest extent permitted under applicable law and on a basis no less favorable than in existence under the Company’s Bylaws and Certificate of Incorporation in effect as of the Effective Date. During your employment and thereafter, Company shall provide to you coverage under a policy of directors’ and officers’ liability insurance that provides you with coverage on the same basis as is provided for the Company’s continuing officers and directors from time to time.

6.6 Other Terminations. If your employment with the Company ends, other than as described in the first sentence of Section 6.2 or Section 6.3 of this Agreement, including without limitation death or Disability, then you shall not be entitled to the benefits of Section 6 of this Agreement other than those set forth in Section 6.1.

7. Confidential Information; Work Product.

7.1 Definition of Confidential Information. As used in this Agreement, “Confidential Information” includes, but is not limited to, any type of trade secret or other information, whether in hard-copy or electronic format or communicated orally, relating to the business of the Company that you acquire or have acquired through employment with the Company, and that has value such that the Company designates or treats the information as confidential through its policies, procedures and/or practices or provides the Company a competitive advantage. Confidential Information is limited to information that is not generally known to competitors or that is not in the public domain through lawful means. Confidential Information does not include information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made in breach of a duty of confidentiality); information known to you prior to first receipt of or access to such information in the course of your employment with the Company; or information that has been independently developed and disclosed by, or rightfully received by Employee outside the course of Employee’s employment with the Company from, a third party who does not owe the Company, as applicable, a duty of confidentiality with respect to such information. Subject to the foregoing, examples of Confidential Information include, without limitation, the following: (i) any files, lists or other information relating to customers and compilations of any of the foregoing including, without limitation, identity of parties, correspondence, current and historical proposals, bids and quotes, and contract terms such as pricing, duration and renewal; (ii) non-published pricing and financial information and data, including, without limitation, financial and business data, product rates and pricing, cost and performance data, pricing factors, profit and profit margin data and databases; (iii) strategic, marketing and research information including, without limitation, business plans, strategies and market research data; (iv) technical information including, without limitation, software, source code, object code and other non-public intellectual property, and all internal sales, marketing, public affairs, operations and finance operating systems and the data therein; (v) product research and development including, without limitation, testing data, formulas, products in development and all other research data; and (vi) personnel information including, without limitation, performance evaluations and salary, bonus and incentive data. For purposes of Section 7 and Section 8 of this Agreement, references to “Company” shall mean the Company and/or any of its Subsidiaries.

7.2 Non-Disclosure of Confidential Information. You acknowledge that the Company has spent considerable time, effort and expense developing its Confidential Information and has taken reasonable measures to protect its secrecy. You therefore acknowledge and agree that you will not, except in the normal and proper course of your duties on behalf of the Company, disclose or use, or enable anyone else to disclose or use, either during the employment term or at any time subsequent thereto, any Confidential Information without prior written approval from the Company.

7.3 Return of the Company Property. You agree that all documents and other materials of any kind pertaining to the business of the Company (including Confidential Information in any format) in your possession at any time during your employment are and shall be the property of the Company and that all such property, including all copies thereof and all such information contained on your personal computer(s), PDAs, or other electronic storage devices shall be surrendered by you to the Company upon the Company’s request from time to time during such employment, and with or without request upon termination of your employment.

7.4 Ownership of Property. You acknowledge that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made or reduced to practice by you (either solely or jointly with others) while employed by the Company (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company and you hereby assign, and agree to assign, all of the above Work Product to the Company. Any copyrightable work prepared in whole or in part by you in the course of your work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws and Employer or such Subsidiaiy shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” you hereby assign and agree to assign to the Company all right, title, and interest, including without limitation, copyright in and to such copyrightable work. You shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership (including without limitation, assignments, consents, powers of attorney and other instruments). You understand, however, that there is no obligation being imposed on you to assign any invention falling within the definition of Work Product for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on your own time, unless (i) such Work Product relates (A) to the Company’s businesses or (b) to their actual or demonstrably anticipated research or development, or (ii) the Work Product results from any work performed by you for them under this Agreement. If no such Work Product is listed, you represent to the Company that you do not now own, nor have you ever owned, nor have you made, any such Work Product.

7.5 Non-Disclosure of Third Party Information. You understand that the Company, will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Subsection 7.1 and 7.2 above, you will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company who need to know such information in connection with their work for the Company or use, except in connection with your work for the Company Third Party Information unless expressly authorized by a member of the Board in writing. Except as may be expressly set forth in an agreement between the Company, on the one hand, and a third party, on the other hand, relating to Third Party Information, these restrictions do not apply to any Third Party Information that (i) becomes generally known to and available for use by the public other than as a result of your acts or omissions to act, (ii) was known to you prior to your employment with the Company or (iii) is required to be disclosed pursuant to any applicable law or court order.

8. Restrictive Covenants. You understand and acknowledge that as President and CEO of the Company, you will have direct and indirect responsibility for overseeing and managing the Company’s overall business plan and strategies, including, but not limited to, the Company’s growth strategies, product development, product technical specifications, data forecasts, procurement and development of relevant and competitive industry data, sales activities, maintenance of client relationships, client development, business and client development strategies, and employment, efficiency analysis and human resources strategies and requirements (the “Business”). You understand and acknowledge that your management oversight over the Company’s Business, as the President and CEO, includes oversight over all geographic regions in which the Company operates including, but not limited to, North America, South America, Europe, Africa, Asia and Australia and all other jurisdictions where the Company and its Subsidiaries conduct business during the

Employment Period in furtherance of Employer’s Business and its relationships. You understand and acknowledge that as President and CEO of the Company, you will have and be given additional access to, solely for the purpose of furthering the Company’s Business, all of the Company’s Confidential Information, as defined herein, You acknowledge that in the course of your employment with the Company as President and CEO, you will become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and that your services will be of special, unique and extraordinary value to the Company.

8.1 Non-Competition. You covenant and agree that at all times during your employment by the Company, and for a period of fifteen (15) months following termination of your employment for any reason or no reason, you shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, advisor, board member, director, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for any person or entity (other than the Company), that engages in any business activities within the Restricted Area that are competitive with the business in which the Company is engaged during the twelve (12) month period prior to the termination of your employment. Notwithstanding anything herein to the contrary, this Section 8.1 shall not prevent you from owning not more than five percent (5%) in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange. For purposes of this Section 8.1, “Restricted Area” means the geographic region for which you had direct or indirect responsibility on behalf of the Company including, but not limited to, North America, South America, Europe, Africa, Asia and Australia.

8.2 Non-interference. You acknowledge that an essential element of the business of the Company, is the development and maintenance of personal contacts and relationships with customers. Because of these contacts and relationships, it is common for customers to develop identification with the employee who services or supervises its particular needs. The personal identification of customers with the Company employee creates the potential for the employee’s appropriation of the benefits of the relationship developed with customers on behalf of the Company. You also acknowledge that, as a result of being employed by the Company, you will be given access to, and will assist in the development and maintenance of, Confidential Information relating to customers. As a result of the considerable time, effort and expense to safeguard its customer relationships and related Confidential Information, you further acknowledge that the non-interference obligations set forth herein are necessary and reasonable for the Company to protect these strong proprietary interests against unfair competition. Therefore, at all times during your employment by the Company, and for a period of fifteen (15) months following termination of your employment for any reason or no reason:

(a) you, except as part of your duties as an employee of the Company, shall not directly or indirectly (including as an owner, investor, lender, sole proprietor, employee, independent contractor, leased employee, consultant or otherwise), for your own benefit or on behalf of any other person or entity, for the purpose of entering into a Restricted Transaction, solicit, call on, service or enter into any agreement with any customer with whom the Company did any business within the twelve (12) month period preceding the termination of your employment with the Company, and with whom you had contact for the purpose of a Restricted Transaction, for whom you had supervisory responsibility or about whom you had access to and used Confidential Information;

(b) you shall not, directly or indirectly, for your own benefit or on behalf of any other person or entity, (i) solicit, induce or encourage any employee of the Company with whom you had material contact or about whom you had access to Confidential Information to leave such employee’s employment with the Company or to cease such employee’s relationship with the Company; or (ii) hire or attempt to hire any employee of the Company with whom you had material contact or about whom you had access to Confidential Information (notwithstanding the foregoing, the hiring of any employee who responds to a general advertisement for employment which is not targeted at Company employees or the hiring of your personal assistant shall not be treated as a violation of this Section 8.2).

(c) encourage (or assist another in encouraging) any supplier, business partner, or vendor of the Company with whom you had any contact on behalf of the Company within the last twenty-four months of your employment with the Company or about whom you had access to Confidential Information to terminate or diminish its relationship with the Company.

For purposes of this Section 8.2, “Restricted Transaction” means the marketing, selling and/or providing of products or services of the type marketed, sold, actively developed or provided by the Company during the twelve (12) month period prior to the termination of Employee’s employment, including: (a) software services for the automobile claims processing industry; and (b) automated insurance claims management, solutions or services.

8.3 Enforcement. You acknowledge and agree that the Company has advised you to seek independent legal counsel with respect to your rights and obligations under this Agreement, and has agreed to pay for your reasonable attorneys’ fees and costs associated with same up to limit set forth in Section 11.4. You agree and acknowledge that the restrictions contained in Sections 7 and 8 do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living. You further acknowledge (i) that the business of the Company is and will be conducted throughout North America, Europe and other jurisdictions where the Company conducts business during the Employment Period, (ii) notwithstanding the state of organization or principal office of Employer or any Subsidiary, or any of their respective executives or employees (including you), it is expected that Employer will have business activities and have valuable business relationships within its industry throughout North America, Europe and other jurisdictions where the Company and its Subsidiaries conduct business during the Employment Period in furtherance of Employer’s business and its relationships; and (iii) that in your capacity as CEO, you have direct or indirect responsibility and management oversight for each such geographic region on behalf of the Company. You agree and acknowledge that the potential harm to the Employer of the non-enforcement of Sections 7 and 8 outweighs any potential harm to you of its enforcement by injunction or otherwise. You acknowledge that you have carefully read this Agreement and have given careful consideration to the restraints imposed on you by this Agreement, and you are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Employer now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by this agreement is reasonable with respect to subject matter, time period and geographical area. In the event you breach any provision hereof, the Company shall be entitled to entry of an injunction prohibiting the same, in addition to any other remedy or relief that may be available to the Company at law or in equity. If you breach any provision herein, the time periods relating to the restrictions in Sections 7 and 8 above shall be extended for a period of time equal to that period of time during which you are determined to be in breach. If litigation is initiated with respect to this Agreement, the prevailing party shall be entitled to recover any reasonable attorneys’ fees and costs incurred in such litigation, including any such costs and fees upon appeal.

9. Definitions.

9.1 “Cause” means (i) the conviction or plea of guilty or no contest for or indictment on a felony or a crime involving moral turpitude or the commission of any other act or omission involving misappropriation, embezzlement or fraud, which involves a material matter with respect to the Company or any Subsidiary or any of their customers or suppliers; (ii) substantial and repeated failure to perform duties of the office you hold as reasonably directed by the Board after notice from the Board and a reasonable opportunity to respond to such notice; (iii) gross negligence or willful misconduct with respect to the Company or any Subsidiary that is or could reasonably be expected to be harmful to the Company or any Subsidiary in any material respect after notice from the Board and a reasonable opportunity to respond to such notice; (iv) conduct tending to bring the Company or any Subsidiary into substantial public disgrace or disrepute after notice from the Board and a reasonable opportunity to respond to such notice, and (v) any breach by you of Sections 7 or 8 of this Agreement.

9.2 “Change in Control” means the occurrence, in a single transaction or series of transactions, of any of the following events: (i) any Person becomes the direct or indirect beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities representing a majority of the total voting power of the Company’s then-outstanding voting securities, (ii) the consummation of a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of its assets, (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50 percent of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation whose sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to the transaction or (iv) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” are directors who were members of the Board on the Effective Date or who were nominated or elected as directors subsequent to the Effective Date by at least a majority of the directors who were Incumbent Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Incumbent Directors at the time of such nomination or election, provided however, that no director whose election was the result of an actual or threatened election contest shall be an Incumbent Director.

9.3 “Disability” means your disability caused by any physical or mental injury, illness or incapacity as a result of which you are or will be unable to effectively perform the essential functions of your duties, even with a reasonable accommodation that does not impose an undue hardship on the Company, for a continuous period of more than 90 days or for 120 days (whether or not continuous) within a 180 day period, as determined by the Board in good faith.

9.4 “Good Reason” means (i) a reduction in your Annual Base Salary of more than five (5) percent, other than pursuant to an across-the-board reduction in accordance with Section 5.1, (ii) a material diminution in your duties or responsibilities inconsistent with your position, provided that you agree that your ceasing to be Chairman of the Board is excluded from Good Reason, (iii) a change in your principal office to a location more than twenty-give (25) miles from Westlake, Texas, provided such location is also more than 50 miles from your principal residence as of the date of relocation, or (iv) the failure of Employer to obtain the assumption (by operation of law, the continuation of the corporate existence of the Company, Solera, Inc. or otherwise) of this Agreement or substitution of a substantially similar agreement by any successors in a Change of Control, in each case without your prior written consent; provided that you must deliver written notice of your resignation to the Company within 30 days of your actual knowledge of any such event, the Company must be provided at least 30 days during which it may remedy the condition and you must terminate your employment within six months of the initial occurrence of Good Reason in order for such resignation to be with Good Reason for any purpose hereunder.

9.5 “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

9.6 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company, including Solera, Inc.

10. Compensation Recovery (Clawback). Any amounts of compensation paid or awarded to you under this Agreement shall be subject to compensation recovery (clawback) to the extent required by applicable law or regulations in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws and the amounts received based on erroneous data was in excess of what would have been received by you had such noncompliance not occurred.

11. Miscellaneous.

11.1 Arbitration; Court Action; Attorneys’ Fees. The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to the American Arbitration Association (“AAA”) and that three (3) neutral arbitrators will be selected in a manner consistent with the AAA Employment Arbitration Rules and Mediation Procedures. The arbitration proceedings will allow for discovery according to the rules set forth in the Employment Arbitration Rules and Mediation Procedures (the “Rules”). All arbitration proceedings shall be conducted in Dallas County, Texas. The parties are entitled to representation by an attorney or other representative of their choosing. The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between you and the Company relating to this Agreement (other than Sections 7 and 8 hereof), the employment relationship between you and the Company and any disputes upon termination of employment, other than claims for workers’ compensation, unemployment insurance benefits, breach of any employee innovations and proprietary rights agreements (including Sections 7 and 8 of this Agreement) between you and the Company or rights to indemnification by the Company. Accordingly, except as provided for by the Rules or as provided in the prior sentence, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. Notwithstanding the foregoing, in the event you breach or threaten to breach any provision in Sections 7 or 8 hereof, the Company shall be entitled to entry of an injunction prohibiting same, in addition to any other remedy or relief that may be available to Company at law or in equity. In the event of a breach or threatened breach of any such covenant, you agree that, in addition to any other remedies available at law or equity, the Company may file litigation against you seeking specific performance and temporary and/or preliminary injunctive relief, enjoining or restraining such breach, and Employee consents to the issuance of such injunctive relief without bond. You also agree that if Company initiates litigation seeking to enforce this confirm an arbitration award, Company shall be entitled to recover from you reasonable attorney’s fees and costs incurred in such litigation, including all reasonable and necessary attorneys fees and costs arising from a successful appeal.

Notwithstanding anything set forth herein, the parties’ arbitration agreement set forth in this Section 11.1 shall expire immediately following a Change in Control. Following the arbitration expiration date, the parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted for resolution only to the courts located within Dallas County, Texas. Any court action relating to the interpretation of enforcement of this Agreement shall be subject to Section 10.13 of this Agreement.

In the event of any claim, demand or suit arising out of or with respect to this Agreement, the prevailing party with respect to at least one material claim shall be entitled to reasonable and necessary costs and attorneys’ fees, including any reasonable and necessary costs and fees arising from a successful appeal.

11.2 Code Section 409A; Six Month Holdback. To the extent (i) any payments to which you become entitled under this agreement, or any agreement or plan referenced herein, in connection with your separation of service from the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed by the Company at the time of such separation of service to be a “specified” employee under Section 409A of the Code, as determined by Employer, by which determination you agree that you are bound, then such payment shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is defined below; (ii) the date you become “disabled” (as defined in Section 409A of the Code); or (iii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum. With respect to any determination that the benefits provided for in this Agreement are subject to Section 409A, then each payment is a separate payment and, to the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. For purposes of this Agreement, Separation or termination of your employment with, or resignation from, the Company or any Subsidiary shall mean “separation from service” within the meaning of Section 409A of the Code and Section 1.409A-l(h) of the regulations promulgated under the Code or any successor regulations. In any event, Employer makes no representations or warranty and shall have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

11.3 Insurance. Employer, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on you in any amount or amounts considered available. You agree to cooperate in any reasonable medical or other examination, supply any information, and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

11.4 Reasonable Expenses. Employer agrees to pay up to $25,000 for the reasonable fees and expenses of your counsel arising in connection with the negotiation and execution of this Agreement.

11.5 Severability. In the event that any part or provision of this Agreement shall be held to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included therein. Further, in the event that any part or provision hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope or activity restriction that such court deems reasonable and enforceable, then the parties expressly authorize the court to modify such part or provision so that it may be enforced to the maximum extent permitted by law.

11.6 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

11.7 Assignment. This Agreement and all rights hereunder are personal to you and may not be transferred or assigned by you at any time. Employer may assign its rights, together with its obligations hereunder, to any parent, subsidiary or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets provided, however, that any such assignee assumes Employer’s obligations hereunder.

11.8 Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

11.9 Entire Agreement. Except as set forth in Section 1, this Agreement (and Exhibit A hereto) constitutes the entire and only agreement and understanding between the parties relating to your employment with Employer. This Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect to your employment to the extent, and only to the extent, set forth in Section 1 hereof.

11.10 Amendment. The parties understand and agree that this Agreement may not be amended, modified or waived, in whole or in part, except in a writing executed by you and the Chairman of the Board (or Compensation Committee Chairman if you are then the Chairman of the Board).

11.11 Notices. All notices, if any, and all other communications, if any, required or permitted under this Agreement shall be in writing and hand delivered, sent via facsimile, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent via facsimile, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:	Solera Holdings, Inc. 7 Village Circle, Suite 100 Westlake, Texas 76262
Telecopier:	(858) 408-1839

Attention:	General Counsel

If to you:	Contact information on file

11.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

11.13 Governing Law; Venue. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the state courts located within Dallas County, Texas (or, if applicable, the county in Texas in which Executive resides) in respect of the interpretation and enforcement of the provisions of this Agreement and the matters contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any matter contemplated hereby may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute.

IN WITNESS WHEREOF, the Company and you have executed this Agreement as of the date first above written.

Solera Holdings, Inc.

By:
Print Name:	Jason M. Brady
Title:	General Counsel

Tony Aquila

EXHIBIT A

GENERAL RELEASE AGREEMENT

In consideration of the severance benefits (the “Severance”) offered to me by Solera Holdings, including all direct and indirect subsidiaries and affiliated entities (collectively, “Employer”) pursuant to my Executive Employment Agreement with Employer effective as of                     , 2011 (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1. On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Employer, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Employer and/or any predecessor or successor to Employer and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. [Other statutes to be added by Employer based on changes in law, situation, or state of residence.] The parties agree to apply Texas law in interpreting the Release.

2. This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested, under any employee benefit plan within the meaning of ERISA sponsored by the Company.

3. In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in this Release is intended to constitute an unlawful release or waiver of any of my rights under any laws and/or to prevent, impede, or interfere with my ability and/or right to: (a) provide truthful testimony if under subpoena to do so, (b) file a claim with any state or federal agency or to participate or cooperate in such a matter, and/or (c) challenge the validity of this release. Furthermore, notwithstanding any provisions and covenants herein, the Release shall not waive (a) any rights to indemnification I may have as an officer of Employer or otherwise in connection with my employment with Employer, under Employer’s bylaws or other governing instruments or any agreement addressing such subject matter between Employer and me or under any merger or acquisition agreement addressing such subject matter, including such rights as set forth in Section 6.6 of the Agreement, which rights remain in effect, (b) any obligations owed to me pursuant to the Agreement, (c) my rights of insurance under any liability policy covering Employer’s officers, or (d) any accrued but unpaid wages; any reimbursement for business expenses pursuant to Employer’s policies for such reimbursements, any outstanding claims for benefits or payments under any benefit plans of Employer or subsidiaries, any accrued but unused vacation, any ongoing agreements evidencing outstanding equity awards granted to me, any obligations owed to me pursuant to the terms of outstanding written agreements between myself and Employer and any claims I may not release as a matter of law, including indemnification claims under applicable law. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration pursuant to Section 9 below and the arbitration provision set forth in the Agreement.

4. I understand and agree that Employer will not provide me with the Severance Payments set forth in the Agreement unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

5. As part of my existing and continuing obligations to Employer, I have returned to Employer all documents (and all copies thereof) and other property belonging to Employer that I have had in my possession at any time, including but not limited to files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Employer (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Employer, or with a predecessor or successor of Employer, pursuant to the terms of such agreement(s).

6. I represent and warrant that I am the sole owner of all claims relating to my employment with Employer and/or with any predecessor of Employer, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

7. I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or me.

8. Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of the Release shall be settled by arbitration in accordance with Section 11.1 of the Agreement. If for any reason the arbitration procedure set forth in Section 11.1 of the Agreement is unavailable, I agree to arbitration under the employment arbitration rules of the American Arbitration Association or any successor hereto. The parties further agree that the arbitrator shall not be empowered to add to, subtract from, or modify, alter or amend the terms of the Release. Any applicable arbitration rules or policies shall be interpreted in a manner so as to ensure their enforceability under applicable state or federal law.

9. I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, no one coerced me into executing the Release, and I am receiving consideration by signing the Release that is in excess of what I would have received without signing the Release and which consideration is sufficient. I understand that the offer of the Severance and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Employer’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Employer (the “Release Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Employer I understand that I may revoke my acceptance of the Release.

10. In executing the Release, I acknowledge that I have not relied upon any statement made by Employer, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release and the Agreement contain our entire understanding regarding eligibility for and the payment of severance benefits and supersede any or all prior representations and agreements regarding the subject matter. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Employer.

11. Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

EXECUTIVE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee                     ,             .

Executed this                      day of                     ,             .

Signature

Name (Please Print)